Exhibit 10.4

Red Hat, Inc.

2004 Independent Director Compensation Plan

Cash Compensation

Basic Retainer:	Each Independent director of the Board of Directors shall receive an annual cash retainer of $30,000.

Lead Director Retainer:	The independent director who serves as Lead Director, in addition to the Basic Retainer, shall receive an annual cash retainer of $20,000.

Committee Member Retainer:	Each independent director/member of a standing committee (those presently being the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee), in addition to any other retainer and in lieu of meeting fees, shall receive an annual cash retainer of:

Audit Committee Members: $10,000
Compensation or Nominating Committee Members: $5,000

Committee Chair Retainer:	Each independent director/member of a standing committee who serves as the chair of that committee, in lieu of the Committee Member Retainer, shall receive an annual cash retainer of:

Audit Committee Chair: $20,000
Compensation or Nominating Committee Chair: $10,000

Provided, however, that should the Lead Director also serve as a Committee Chair, said individual shall only receive the Committee Member Retainer and not the Committee Chair Retainer for the committee on which they serve as chair.

Payment of Cash Compensation:	All cash compensation shall be paid in equal quarterly amounts on August 15, November 15, February 15, and May 15, beginning in August 2004.

Deferred Stock Units in Lieu of Cash:	Each director may elect to receive all or a portion of such cash retainer payment in deferred stock units (“DSU”) pursuant to the Corporation’s 2004 Long-Term Incentive Plan. A DSU is a right to receive shares of the Corporation’s common stock at a future date. The number of DSUs to be received is determined by dividing the cash compensation deferred by the closing stock price of the Corporation’s common stock (on such U.S. national exchange on which said stock principally trades) on the date the cash compensation is due to be paid. The DSUs are fully vested upon issuance. DSUs may be converted into shares of the Corporation’s common stock at the earlier of:

(a) termination of the DSU holder’s Board service; or (b) the date designated by the DSU holder at the time of issuance of the DSU, such date to be no earlier than one-year following the date of issuance of the DSU.

Equity Compensation

Initial Equity Award:	Upon initial election or appointment to the Board of Directors, the Corporation will grant to each non-employee director of the Corporation a non-qualified stock option to purchase 40,000 shares of Red Hat common stock priced at an exercise price equal to the fair market value of the Common Stock on the date of such grant, such options to vest (a) 33.33% on the first anniversary of the date of grant and (b) 8.33% on the first day of each subsequent three month period following the first anniversary of the initial grant date.

Annual Equity Award:	On the date of each annual stockholders’ meeting, each independent director who has served as a director of the Corporation for at least eight (8) months prior to such date will receive an annual equity grant. Such grant will be a non-qualified stock option to purchase 10,000 shares of Red Hat common stock priced at an exercise price equal to the fair market value of the Common Stock on the date of such grant, such options to be fully vested at the time of grant.

Other Option Provisions:	Any Initial Equity Award or Annual Equity Award received as stock options shall be subject to the following terms: (a) a total term of 5-years from the date of grant; and (b) an exercise period commencing with vesting and continuing until the expiration of the option (5 years). In addition, independent directors are encouraged, but not required, to hold net shares realized upon exercise of each option grant at least one year, where net shares represents the value realized after allowance for the cost of exercise and any taxes due resulting from the exercise.

Deferred Stock Units in Lieu of Options:	Each director may elect to receive deferred stock units in lieu of options pursuant to the Corporation’s 2004 Long-Term Incentive Plan. The number of DSUs to be received is 35% of the number of options granted. The DSUs vest on the same basis of the underlying stock options. DSUs may be converted into shares of the Corporation’s common stock at the earlier of: (a) termination of the DSU holder’s Board service; or (b) the date designated by the DSU holder at the time of issuance of the DSU, such date to be no earlier than one-year following the date of issuance of the DSU; provided, however, in no case shall such conversion occur prior to vesting.